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                                                                Exhibit 10.2
                             as of December 5, 1990

   Michael C. Walker
   19 Carson Road
   Princeton, New Jersey  08540

   Dear Mr. Walker:

      This letter sets forth terms and conditions of your employment by Anthra Pharmaceuticals, Inc. (the "Company").

      1. Position - Your position will be the Company's President and Chief Executive Officer, reporting to the Company's Board of Directors. Your duties will be to manage the affairs of the Company which are typically the responsibility of a president and chief executive officer. From time to time, the Board of Directors may assign you additional tasks and duties which are consistent with your position as the Company's President and Chief Executive Officer.

      You will perform your services in the Company's offices in Princeton, New Jersey, or adjacent locations, although it is anticipated that your services will require domestic and foreign travel at various times.

      You understand and agree that your activities and efforts as the Company's President and Chief Executive Officer will constitute your principal business activity and responsibility and that you will devote the substantial portion of your business/working time to the Company's affairs, it being further understood and agreed that you may devote a minor portion of your business/working time (the "Available Portion") to continue to provide consulting services to such persons as you determine, provided however, that such consulting services shall not detract from or interfere with the performance of your responsibilities hereunder and shall not be furnished to any person or entity which could use the benefit of your services to compete (either directly or indirectly) with the Company's actual or proposed business or activities.

      It is further understood and agreed that as the owner of the Peacock Inn, Princeton, New Jersey, you may devote a portion of the Available Portion of your business/working time to the affairs of that business, so long as such activity does not detract or interfere with the performance of your responsibilities hereunder.

      2. Salary; No Benefits. Your salary shall be $6,000 per month, payable once per month. The Company shall withhold amounts as may be required by applicable state, local or federal laws and regulations. The Company will not furnish you with any

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benefits, such as health, disability of life insurance and the Company will not furnish you with any pension or retirement benefits.

      The Company will reimburse you for reasonable out-of-pocket expenses for travel and entertainment, subject to submission of documents and receipts.

      3. Stock Option. The Company will grant to you an option (the "Option") to purchase an aggregate of 163,000 shares (the "Shares") of Common Stock, $.01 par value per share, of the Company at an exercise price of $.15 per share. The Option is granted pursuant to the terms and conditions as are set forth in a Stock Option Agreement (Attachment A hereto). The Option will become exercisable with respect to 8150 shares on March 5, 1991, and for an additional 8150 shares on each June 5, September 5, December 5 in 1991, and on each March 5, June 5, September 5 and December 5 in the years 1992, 1993, 1994 and 1995, subject to the termination provisions in such Stock Option Agreement.

      4. Term; Termination. The term of this Agreement shall extend from the date hereof through the date on which either party terminates this Agreement on sixty (60) days' prior written notice, and this Agreement shall be deemed terminated upon your death. In the event that the Company shall determine to terminate this Agreement, such determination shall be made by a decision of a majority of the Directors of the Corporation then in office. In the event of termination of this Agreement, the Company shall pay your salary through the date of termination on such date, and shall immediately reimburse you for all amounts owing you for reasonable travel and entertainment expenses incurred prior to the termination date, and shall have no other obligations to you for salary, benefits, compensation or reimbursement.

      5. Miscellaneous.

            A. You and the Company are simultaneously entering into a Non-competition, Non-disclosure and Developments Agreement attached as Attachment B hereto.

            B. In the event the Company is found by a competent court to have breached any provision of this Agreement, then in addition to such remedies and damages as may be awarded to you, the Company agrees to pay the fees and disbursements to counsel retained by you in connection with such breach.

            C. This Agreement (and the attachments) shall constitute the entire agreement and understanding between you and the Company with respect to the matters set forth herein, and it supercedes all prior writings, agreement (written or oral) or understandings.

            D. This Agreement shall be governed by the laws of the State of Delaware. Each party hereto agrees that any dispute relating to this Agreement shall be determined by the relevant state court of Delaware, and further hereby irrevocably agrees to submit to the personal jurisdiction of such court for the purpose of adjudicating any dispute relating to this Agreement.

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            E. In the event that any provision of this Agreement is determined, by a court having jurisdiction, to be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems reasonable and enforceable. In the event that such court deems any provision to be wholly unenforceable, the remaining provision of this Agreement shall remain in full force and effect.

      If the foregoing is acceptable to you, would you please sign this letter and the attached Non-competition, Non-disclosure and Developments Agreement, and deliver the same to the Company.

                                    Very truly yours,

                                    ANTHRA PHARMACEUTICALS, INC.


                                    By: /s/ Pieter Schiller
                                       --------------------------------------
                                        A member of the Board of Directors


                                    ACCEPTED AND AGREED:

12-3-90                                 /s/ Michael C. Walker
------------------------------         --------------------------------------
 Date                                     Michael C. Walker

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                               NOTICE OF AMENDMENT
                               AS OF MARCH 1, 1998

      The Employment Agreement by and between Michael C. Walker and Anthra Pharmaceuticals, Inc., a Delaware corporation (the "Company") dated as of December 5, 1990 (the "Agreement") has been amended from time to time, by resolution of the Company's Board of Directors upon consultation with the Board's Compensation Committee, solely to increase Mr. Walker's base salary.

      Effective as of April 1, 1997 the Company's Board amended the Agreement to reflect that Mr. Walker shall be paid a base salary of $250,000 per year and the Agreement, as amended by this resolution, is currently in full force and effect.